Exhibit 99.1

Sparton Corporation

Fiscal 2016 First Quarter Financial Results

November 10, 2015

Conference Call Talking Points

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2016 first quarter financial results conference call.

On the call with me today are Cary Wood, Sparton’s Chief Executive Officer; and Joe McCormack, Chief Financial Officer. Our earnings release and the slide presentation for today’s call are available in the Investor section of our website.

{Slide 2 – Safe Harbor Statement}

Before we start, a word of caution; during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Investors are cautioned that forward-looking statements are inherently uncertain and that there are a number of factors that could cause actual results that differ materially from these statements. These factors are outlined in our SEC filings. Consistent with prior quarters we will utilize the one question-one follow-up rule today in order to keep the call to an hour. Thank you in advance for following this practice.

{Slide 3 – Today’s Agenda}

I’d like to turn the call over to Cary.

{Slide 4 – 1st Quarter Business Review}

Thanks Mike. Good morning and welcome to our fiscal 2016 first quarter conference call.

From a consolidated perspective, we are pleased with the financial results in the first quarter:

•	Overall revenue growth was 39% in the quarter and organic growth in the legacy business was 7% over last year first quarter

•	The organic growth realized in the first quarter was due to the strength of the ECP segment, in particular our sonobuoy and rugged electronics businesses, which positively offset revenue declines within the MDS segment.

•	Based on the way we have previously accounted for the non-GAAP adjustments, income per share would be $0.24 versus $0.09 from the prior year first quarter which beat the street consensus of $0.16.

•	However, starting with this quarter, we will be excluding acquisition-related amortization in the adjusted earnings per share results going forward. This non-cash line item has had a significant impact on our operating results in recent years and this change presents a clearer picture of the Company’s earnings power and cash generation capability. With this change now in place, the adjusted income per share is $0.41 as compared to $0.18 for the prior year first quarter.

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Some of the additional first quarter highlights were:

•	240 new program or product wins were awarded with a first time revenue potential of $24 million as compared to 78 new product or program wins with a first time revenue potential of $16 million in the prior year first quarter.

•	Of that, 100 wins were realized in the MDS segment with a first time revenue potential of $11 million versus 10 wins in last year’s first quarter with a first time revenue potential of $8 million.

•	140 wins occurred in the ECP segment with first time revenue potential of $13 million versus 68 program wins with a first time revenue potential of $8 million in the prior year first quarter.

•	Quarter end sales backlog was $277 million, representing a 14% increase over the prior year first quarter.

•	Total sales to the U.S. Navy increased to $25 million from $18 million in the prior year first quarter and sonobuoy sales to foreign governments increased to $4 million from $1 million a year ago.

•	Consolidated gross margin was strong at 19.8% as compared to the 16.7% in the prior year first quarter.

Joe will now walk through the financial details of the quarter.

Thanks Cary.

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{Slide 5 – Consolidated Results}

Compared to the first quarter of the prior year:

•	Sales were up 39% to $107 million. The increase in sales includes $24 million in revenue from recently-acquired companies and $6 million in revenue growth from legacy businesses.

•	Our gross profit margin increased from 16.7% to 19.8% driven by pricing discipline, operational improvements in our MDS segment, and favorable mix in our ECP segment.

•	Selling, General & Administrative expenses increased $3 million but, as a percentage of sales, decreased from 13.7% to 12.8%. The increase in SG&A on a dollar basis was due to acquired companies in the prior year. The improvement in SG&A as a percentage of sales was due to headcount reductions, cost containment initiatives, and a decrease in M&A-related expenses.

•	On an adjusted basis, net income increased from $2 million to $4 million.

{Slide 6 – EBITDA Walk}

•	EBITDA, on an adjusted basis, was $9 million representing an 8.1% EBITDA margin, compared to $5 million and a 5.9% margin for the same quarter a year ago.

{Slide 7 – MDS Segment Reporting}

•	In our MDS segment:

•	Total sales increased 32%, which included $22 million of revenue from recently acquired companies.

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•	Revenues from legacy businesses decreased $7 million or 13%. This decrease was due to declines in overall customer demand as a result of certain programs going end-of-life, customer delays or outright cancellations, and customer’s managing their working capital to match end-market demands.

•	The gross profit margin for the segment increased from 12.6% to 13.9%.

•	Selling, General & Administrative expenses increased $2 million and amortization expense increased $823 thousand as a result of the acquisitions of Real Time Enterprises and Hunter Technology.

{Slide 8 – ECP Segment Reporting}

•	In our ECP segment:

•	Total sales increased 65%, which included $2 million of revenue from stealth.com.

•	Revenues from legacy businesses increased $13 million or 55%, with every ECP platform contributing to that growth.

•	The increases were due to increased sonobuoy sales to the U.S. Navy of $3 million, increased foreign sonobuoy sales of $3 million, $4 million of increased engineering sales, and an increase of $3 million in the rugged electronics platform.

•	The gross profit margin for the segment increased from 25.0% to 28.5% due to enhanced margin product mix, including higher margins from our rugged electronics platform and foreign sonobuoys, as well as increased domestic sonobuoy volume.

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•	Selling, General & Administrative expenses increased $1 million and amortization expense increased to $340 thousand as a result of the acquisitions of IED, Argotec, KEP Marine, and Stealth.com.

{Slide 9 – Liquidity and Capital Resources}

•	With respect to liquidity and capital resources, the Company ended the quarter with:

•	$2 million in cash

•	$139 million in debt

•	The debt-to-EBITDA leverage ratio, as calculated under our Revolving Credit Facility, improved to 2.72x’s compared to 3.47x’s as of June 30, 2015, as a result of the improvement in operating results on a trailing twelve month basis.

I would now like to turn it back over to Cary.

{Slide 10 – Outlook}

Thanks Joe.

•	With fourteen acquisitions completed in the last five years, seven alone in fiscal 2015, we continue to take a short pause to allow for integration activities and other business synergies to be fully realized in the near term as well as focusing on working capital improvements and reduction in debt and leverage.

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•	Executing the 2020 Vision remains a priority, in particular, the grouping and management of product platforms for our existing product lines, as well as the identification and development of new product platforms that will support the overall business objectives.

•	We will continue to be prudent in our acquisition activities by seeking appropriate transactions that will advance our strategic growth plan and increase shareholder value.

•	We are pleased with the overall performance of the business in Q1. The continued progress in the ECP segment across all platforms is impressive, in what we continue to see as strong end-market dynamics. And within the MDS segment, there are a number of positive actions and results are taking place.

•	Despite the contraction in SG&A expenses as a percent of sales, we have invested in doubling the number of business development feet on the street since this time last year. This is translating into a number of positive results, such as

•	The total number of program wins in the quarter being up 3 times as compared to the same quarter last year.

•	ECP wins were up 2x in the number of programs and up almost 60% in dollars.

•	Programs MDS won were up 10x in number and up almost 40% in dollars

•	The overall new business development funnel is up 2.5 times to where it was a year ago, and

•	26% of MDS wins in the quarter were engineering design programs.

•	These new business results have been happening all the while maintaining our pricing disciplines, and being mindful of what dynamics our customers and peers are experiencing in their respective end-market.

•	Although we saw a 13% pull back in MDS legacy revenues for reasons previously mentioned, we continue to drive the earnings performance in the segment by capitalizing on the synergies from our most recent acquisitions as well as other cost savings initiatives taking place across the entire Company.

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•	The result of these actions are substantiated by the increased gross margins in the quarter and comparable adjusted operating margins to the prior year quarter within the MDS segment. These results will be further enhanced by the recent decisions to close and consolidate the Lawrenceville manufacturing facility and the Irvine design center.

•	In the coming months, we will continue to monitor the serviceable end-markets and current customer behavior trends within the MDS segment and will determine if any other operational adjustments and/or control actions are required to mitigate any near-term margin challenges.

Finally, we are also scheduled to present at various investor conferences and participate in a number of non-deal road shows.

•	A non-deal road show with Sidoti in St. Louis, Milwaukee, and Detroit on November 11th and 12th

•	IDEAS Southwest Investors Conference in Dallas on November 18th and 19th

•	ROTH Capital Partners Industrials Conference in Chicago on December 15th

•	CJS Securities in the NYC area on January 13th

I will now turn it back over to Mike.

{Slide 11 – Q&A}

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MIKE OSBORNE SPEAKS

Thank you, Cary and Joe. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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